Exhibit 11.1

                      MICRION CORPORATION AND SUBSIDIARIES
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                                   Statement of Computation of Per Share Earnings
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                                                                 For the years ended June 30,
                                                          ------------------------------------------
                                                             1996            1995            1994
                                                          ----------      ----------      ----------

Net income ...........................................    $2,004,100      $3,216,500      $1,716,800

(a) Computation of Primary Earnings
         Per Share:

Weighted average common equivalent
         shares outstanding:
         Common stock ................................     3,923,588       3,427,437         572,712

         Conversion of preferred stock to
         common stock ................................             -               -       1,335,010

         Common stock equivalents:
           Warrants (1) ..............................        55,150         100,488         117,346
           Options (2) ...............................        98,483           7,065               -
                                                          ----------      ----------      ----------


Weighted average common and common
equivalent shares outstanding ........................     4,077,221       3,534,990       2,025,068
                                                          ==========      ==========      ==========

Primary net income per share .........................           .49             .91             .85
                                                          ==========      ==========      ==========

(b) Computation of Fully Diluted Earnings
         Per Share:

Weighted average common equivalent
         shares outstanding:
         Common stock ................................     3,923,588       3,427,437         572,712

Conversion of preferred stock to
         common stock ................................             -               -       1,335,010

Common stock equivalents:
         Warrants (1) ................................        60,677         110,159         120,816

         Options (2) .................................       212,655          29,630               -
                                                          ----------      ----------      ----------



Weighted average common and common
         equivalent shares outstanding ...............     4,196,920       3,567,226       2,028,538
                                                          ==========      ==========      ==========

Fully diluted net income per share ...................           .48             .90             .85
                                                          ==========      ==========      ==========
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(1) Warrants issued 7/93 for 160,000 shares and 5/94 for 100,000 shares, less shares reacquired under the treasury stock method.

(2) Options granted 11/94, 12/94, 5/95, 1/96 and 4/96 under option plan, less shares required under the treasury stock method.
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